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                          ACCOUNT ACQUISITION AGREEMENT

     This Account Acquisition Agreement (this "Agreement"), dated as of October 26, 2001 (the "Effective Date"), is between Interland, Inc., a Delaware corporation ("Interland"), and Interliant, Inc., a Delaware corporation ("Seller"). Each of Interland and Seller are sometimes referred to as a "Party".

                                    RECITALS

     A. Seller is the owner of all right, title and interest in and to certain Transferred Assets, as defined below, which Transferred Assets are used in or related to Seller's retail shared and dedicated website hosting business (the "Business").

     B. Seller desires to sell and assign the Transferred Assets to Interland and Interland desires to purchase the Transferred Assets from Seller, all on the terms and subject to the conditions set forth in this Agreement.

     The Parties agree as follows:

                                    AGREEMENT

1. Definitions. The following terms shall have the following meanings in this Agreement.

     "Account" means a shared or dedicated website hosting account of Seller identified on Exhibit A.

     "Account Agreement" means an agreement between Seller and an Account Owner with respect to an Account and that is in a form substantially identical to one of the forms of agreement identified on Schedule 4.5(a).

     "Account Owner" means the Person obligated to pay the Account website hosting fees to Seller.

     "Acquired Business" means the retail shared and Low-end Dedicated Website Hosting business associated with the Accounts acquired by Interland from Seller.

     "Affiliate" means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.

     "Agreed Terms" means payment in full within 90 days of due date under the existing billing terms and conditions of Seller as of the Closing with respect to the Accounts.

     "Assumed Liabilities" means all liabilities (i) under the Account Agreements, Reseller Agreements and, if assumed under Section 7.16, the Verio Agreement, to the extent such liabilities relate to the period from and after the Effective Date, including to provide services under Account Agreements for which payment was made prior to the end of the Transition Period, (ii) expressly identified in the Services Agreement as being assumed by Interland, and

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(iii) any other liability expressly assumed in writing by Interland in connection with this Agreement, including pursuant to those agreements set forth on Exhibit D. Without limiting the foregoing, a claim by a customer, regardless of when asserted, for a refund of any amount paid to Seller prior to the Effective Date shall not be an Assumed Liability.

     "Churned Account" means an Account for which the payment required to cause such Account to become a Qualified Account was not made within the time period allowed under the Agreed Terms.

     "Closing" means the closing of the transactions contemplated hereby, which shall occur simultaneously with the execution of this Agreement.

     "Equipment" means all servers and related equipment, if any, together with all software installed on the servers, all of which are listed on Exhibit A hereto, as well as related technical information and service manuals, to the extent such are in the possession of Seller and all customer support information related to the Accounts.

     "Equipment Purchase Price" means $1,000,000.

     "Excluded Assets" means all assets of Seller other than the Transferred Assets. Without limiting the foregoing, Seller's cash and accounts receivable are Excluded Assets.

     "GAAP" means United States generally accepted accounting principles, consistently applied.

     "Intellectual Property" means all proprietary rights, intangible property, trademarks, service marks, trade names, domain names, IP addresses, software, operating systems, customer lists and information, which are listed on Exhibit A hereto.

     "Liens" has the meaning set forth in Section 4.3.

     "Unmanaged Dedicated Website Hosting" means unmanaged dedicated website hosting services with the following characteristics:

           (i) sold as individual units and not as part of a larger product or service offering;

           (ii) pre-racked and sold as is (no other material engineering required by the hosting provider); and

           (iii) servers where the provider is only responsible for initial hardware installation and configuration, initial OS install and configuration, fixing hardware failures after installation and keeping network connection to the server and where other additional services, including but not limited to firewalls and reporting, are not included.

Low-end Dedicated Website Hosting Services expressly excludes co-location arrangements, dedicated website hosting services involving clustered, load balanced or managed multi-server configurations and any related products or services.

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     "Openwave Purchase Price" means $665,000, plus the assumption of certain payments to be made to Openwave in November 2001 and February, 2002, which total $475,000.

     "Permitted Liens" means liens arising or incurred in the ordinary course of business (of which, to Seller's knowledge, none exist) which, in the aggregate, do not exceed $10,000.

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or any governmental body.

     "Qualified Accounts" means Qualified Monthly Accounts, Qualified Quarterly Accounts, and Qualified Annual Accounts.

     "Qualified Annual Account" means an Account that (i) as of the date of this Agreement is billed by Seller other than on a monthly or quarterly basis and
(ii) pays directly to Interland, or pays to Seller and is subsequently forwarded to Interland, the recurring fee in accordance with the Agreed Terms or other terms reasonably acceptable to Interland that first becomes due after the Effective Date.

     "Qualified Monthly Account" means an Account that (i) as of the date of this Agreement is billed by Seller on a monthly basis and (ii) pays directly or indirectly to Interland or pays to Seller and is subsequently forwarded to Interland, the monthly recurring fee in accordance with the Agreed Terms or other terms reasonably acceptable to Interland that first becomes due after the Transition Period.

     "Qualified Quarterly Account" means an Account that (i) as of the date of this Agreement is billed by Seller on a quarterly basis and (ii) pays directly or indirectly to Interland or pays to Seller and is subsequently forwarded to Interland, the first quarterly recurring fee in accordance with the Agreed Terms or other terms reasonably acceptable to Interland that first becomes due after the Transition Period.

     "Requirements of Laws" means any foreign, federal, state and local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any governmental body (including, without limitation, those pertaining to electrical, building, zoning, environmental and occupational safety and health requirements) or any common law.

     "Reseller" means a person who acquires services from the Business in order to resell such services to the end users of such website hosting services, each of which is identified on Schedule 4.6(a).

     "Reseller Agreement" means an agreement between Seller and a Reseller with respect to the purchase and resale of website hosting services and that is in a form substantially identical to one of the forms of agreement identified on
Schedule 4.6(b).

     "Seller's Wire Transfer Account" means Seller's bank account identified on Exhibit B.

     "Services Agreement" means the Transition Services Agreement entered into by Seller and Interland of even date herewith.

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     "Transferred Assets" means:

           (i)    the Accounts;

           (ii) the Account Agreements, Reseller Agreements and, if assumed under Section 7.16, the Verio Agreement;

           (iii)  the Equipment, if any; and

           (iv)   the Intellectual Property.

     "Transition Period" means the period commencing on the Effective Date and ending on the first to occur of (i) the date on which Interland notifies Seller that the transition of Accounts from Seller's systems to Interland's systems is complete and (ii) the 90th day following the Effective Date. Interland will give the notice required in subsection (i) within two (2) business days of the actual completion of such transition.

     "Verio Agreement" means the oral agreement between Seller and Verio Inc. which provides for Verio Inc.'s hosting of certain websites as part of the ICOM platform.

2.   Purchase and Sale of Transferred Assets.

     2.1. Sale of Transferred Assets. Seller hereby sells, conveys, grants, assigns, transfers and delivers to Interland and its successors and assigns, free and clear of any and all liens, claims, charges and encumbrances except Permitted Liens, all of Seller's right, title and interest in and to the Transferred Assets, effective as of 12:01 a.m. eastern time on the Effective Date.

     2.2. No Assumption of Liabilities. Except for the Assumed Liabilities, Interland shall not assume or be liable for, and Seller shall retain and remain responsible for, all of Seller's and the Business's debts, liabilities and obligations of any nature whatsoever, including, without limitation, all prepaid accounts (other than the Accounts), all contracts, capital leases, operating leases, obligations to resellers, and Account credits and/or refunds, whether accrued, absolute or contingent, whether known or unknown, whether due or to become due and whether related to the Transferred Assets or otherwise, and regardless of when asserted.

     2.3. Third Party Consents. To the extent that any Transferred Asset is not capable of being conveyed, assigned or transferred without the consent, release or waiver of any third party, the Seller agrees to use commercially reasonable efforts to obtain such consent, release or waiver. To the extent such consent, release or waiver cannot be obtained, this Agreement shall not constitute a conveyance, assignment or transfer, or an attempted conveyance, assignment or transfer thereof. In those cases where consents, releases or waivers have not been obtained at or prior to the Effective Date to the conveyance, assignment or transfer to Interland of such Transferred Assets, this Agreement shall constitute an equitable assignment by the Seller to Interland of all of the Seller's rights, benefits, title and interest in and to such Transferred Assets, and where necessary or appropriate, the Seller shall be deemed to be Interland's agent for the purpose of completing, fulfilling and discharging all of Interland's rights and liabilities arising after the Effective Date with respect to such Transferred Assets. The Seller shall take all steps

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and actions reasonably necessary to provide Interland with the benefit of such
Transferred Assets (including, but not limited to, (i) enforcing any rights of the Seller arising with respect to any such Transferred Assets (including, without limitation, the right to terminate in accordance with the terms thereof upon the advice of Interland) or (ii) permitting Interland to enforce any rights arising with respect to such Transferred Assets) as if they had been sold, conveyed, assigned or transferred to Interland. Interland shall assume, and indemnify and hold Seller harmless against, all liabilities, obligations, cost and expenses with respect to and which may arise out of actions taken by Seller at the request of Interland in order to provide Interland with the benefits of such Transferred Assets or the servicing of the Accounts or the receipt of the services under any agreement comprising such Transferred Assets; provided, however that Seller shall be liable for all third-party liabilities, obligations, cost and expenses arising out of a claim by a third-party that the actions of Seller taken pursuant to this Section 2.3 constituted an improper assignment of the Transferred Asset (an "Assignment Claim"). For purposes of this Agreement, any Assignment Claim shall not be deemed an Assumed Liability.

3.   Purchase Price and Payment.

     3.1. Amount. The total purchase price for the Transferred Assets shall be an amount equal to (a) the aggregate monthly revenue for each Qualified Account, determined in accordance with GAAP for the month in which each such Account
becomes a Qualified Account, multiplied by [         ] CONFIDENTIAL TREATMENT
REQUESTED (the "Account Purchase Price"), plus (b) the Equipment Purchase Price (collectively, the "Purchase Price").

     3.2. Payment of the Purchase Price. Interland shall pay the Purchase Price as follows:

           (a) Initial Account Purchase Price Payment. Five Million Dollars ($5,000,000) of the Account Purchase Price, together with $800,000 of the Equipment Purchase Price, shall be paid by wire transfer to Seller's Wire Transfer Account concurrently with the execution of this Agreement.

           (b) Subsequent Account Purchase Price Payments. Subject to the audit rights set forth in Section 7.12, Interland shall determine the number of Accounts that become Qualified Accounts (1) with respect to Accounts billed on a monthly or quarterly basis each month starting with the calendar month in which the Transition Period expires (the "Initial Post-Transition Month") and (2) with respect to Accounts billed on other than a monthly or quarterly basis, each month starting with the calendar month following the Effective Date, and in each case continuing thereafter for fifteen (15) consecutive months. Not later than the 15th day of each month following the end of the Transition Period, Interland shall provide Seller with written notice specifying (i) the number of Accounts which became Qualified Accounts during such month, (ii) the monthly fee received in respect of such Qualified Accounts for such month, determined in accordance with GAAP, (iii) any adjustments to prior month revenue calculations, such as credit card chargebacks or other adjustments required under GAAP, provided that the foregoing shall not apply to actions taken by the Seller during the Transition Period or any action taken by Interland at any time resulting in a reduction in the amounts owed under such Account, including, without limitation, with respect to service level credits and other payments or refunds required as a result of failure to meet service level agreement or other contractual arrangements,

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(iv) a statement of the aggregate Account Purchase Price earned as of such month
(as determined in the last sentence of this subsection) and the aggregate payments previously made by Interland (including the $5,000,000 initial payment), and (v) a statement of the balance of the Account Purchase Price, if any, then owing to Seller (as determined in the last sentence of this subsection). Within three business days after such notice, Interland shall pay to Seller by wire transfer to Seller's Wire Transfer Account, an amount equal to
the product of [          ]  CONFIDENTIAL TREATMENT REQUESTED and the aggregate
monthly revenues received for each Account becoming a Qualified Account in such month, provided, however, that Interland shall not be required to make any payments unless and until the total amount of such payments for all Accounts that have become Qualified Accounts since the Effective Date exceeds $5,000,000, and then it shall be required to make payments only in excess of such amount, and, provided, further, that the first payment with respect to a Qualified
Annual Account shall not be due until the Initial Post Transition Month.

           (c) Equipment Purchase Price Payment. The $200,000 balance of the Equipment Purchase Price shall be paid to Seller upon Interland's receipt of a consent to transfer the Dell Financial Services' Inc. equipment from Dell Financial Services, Inc.

           (d) Openwave Purchase Price. Interland acknowledges and agrees that it has reviewed the license agreement with Openwave. The Parties agree that Interland shall have the right on or prior to October 31, 2001, upon written notice to Seller, to negotiate and enter into a separate license agreement with Openwave, so long as it concurrently therewith assumes the obligation to pay the Openwave Purchase Price and pays to Seller, within one (1) business thereafter, $665,000 of the Openwave Purchase Price, by wire transfer of immediately available funds. Following its receipt of the $665,000 payment, Seller shall promptly transfer to Interland 600,000 MX electronic licenses which are licensed from Openwave. Failure to deliver such notice and payment by the close of business on November 1, 2001 shall entitle Seller to terminate or take other action with respect to such license agreement with Openwave, as it deems appropriate.

     3.3. Taxes. Interland shall pay all sales taxes that may be imposed upon the transfer and sale of the Transferred Assets. Each Party shall pay when due any other taxes that may be imposed upon such Party with respect to the transfer and sale of the Transferred Assets pursuant to this Agreement.

4. Representations and Warranties of Seller. Seller represents and warrants to Interland that as of the Effective Date:

     4.1. Due Organization. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has full corporate power and authority to own and lease its properties including the Transferred Assets and to carry on its business as now conducted. Seller is qualified to do business in all other jurisdictions where such qualification would be required as a result of Seller's ownership and operation of the Business and the Transferred Assets, except where the failure to be so qualified does not and could not reasonably be expected to have a material adverse effect on the Acquired Business or the Transferred Assets.

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     4.2.  Due Authorization. Seller has full power and authority to execute, deliver and perform this Agreement and to carry out the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable in accordance with its terms, except to the extent that enforceability may be limited by laws affecting creditors' rights and debtors' obligations generally, and legal limitations relating to remedies of specific performance and injunctive and other forms of equitable relief whether considered in a proceeding in equity or at law, including bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally (the "Equitable Exceptions"). The execution, delivery, and performance of this Agreement (as well as any other instruments, agreements, certificates, or other documents contemplated hereby) by Seller, does not (i) to Seller's knowledge, violate any Requirements of Laws, (ii) violate any order of any court or other governmental body entered or issued with respect to Seller or Seller's property, (iii) violate or conflict with, or permit the cancellation of, or constitute a default under, any material agreement to which Seller is a party, or by which Seller or any of Seller's property is bound, (iv) permit the acceleration of the maturity of any material indebtedness of, or indebtedness secured by the property of Seller which will not be paid in full as of the date of this Agreement, (v) violate or conflict with any provision of the charter or bylaws of Seller, or (vi) require any consent, approval or authorization of, or notice to, or declaration, filing or registration with, any governmental body or other third party.

     4.3. Title. Except as set forth on Schedule 4.3, Seller has full and unrestricted legal title to the Transferred Assets and all revenue generated by the Transferred Assets, free and clear of any and all liens, claims, revenue sharing or referral fees, charges, encumbrances or restrictions of any kind (collectively, "Liens"), except Permitted Liens; upon receipt of the consents set forth on Schedule 4.3, it shall have the right to transfer title to all of the Transferred Assets, and, upon Interland's receipt of the Transferred Assets, Interland shall own the Transferred Assets, free and clear of any liens, claims, charges, encumbrances or restrictions of any kind, except Permitted Liens. Title to all Equipment is being transferred on the Effective Date, except for approximately $200,000 of Equipment leased from Dell Financial Services, Inc., which requires the consent of Dell Financial Services, Inc. to transfer.

     4.4. Account Information. Schedule 4.4 sets forth as of September 30, 2001, with respect to each Account, a true and accurate record of (a) the name and customer number of the Account Owner, (b) the type and number of plans applicable to such Account Owner (including whether such plan is shared, dedicated or an add-on), (c) the monthly recurring revenue applicable to each Account and whether such Account is suspended, (d) the payment type (credit card or lock-box) and (e) the payment period (monthly, quarterly or annual). Schedule
4.4 sets forth (i) as of October 24, 2001, a true and accurate record of the aggregate accounts receivable applicable to the Accounts, including an ageing schedule with respect to such accounts and (ii) as of September 30, 2001, a true and accurate schedule of the deferred revenue applicable to such the Accounts, including an amortization schedule with respect to such deferred revenue. Seller shall update such schedule with respect to (i) and (ii) above as of the Effective Date, as soon as reasonably practicable following the Closing.

     4.5.  Account Agreements.

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           (a)    Schedule 4.5(a) sets forth a true and complete list of the forms of all Account Agreements and, to Seller's knowledge, Reseller Agreements, true and complete copies of which have been delivered to Interland. Except for the Account Agreements and Reseller Agreements, there are no other agreements, written or oral, express or implied, binding Seller with respect to the Accounts, except for certain oral agreements, all of which are on terms substantially similar to those in the forms set forth on Schedule 4.5(a).

           (b) With respect to the Account Agreements and Reseller Agreements, except as set forth on Schedule 4.5(b):

                  (i) To the Seller's knowledge, each Account Agreement and Reseller Agreement is the valid and binding obligation of the other contracting party, enforceable in accordance with its terms against the other contracting party, except as such enforceability may be limited by the Equitable Exceptions, and is in full force and effect;

                  (ii) Seller has fulfilled all material obligations required to have been performed by it prior to the Effective Date; and

                  (iii) To Seller's knowledge no other contracting party to any such agreement is in breach thereof except for suspended Accounts as shown on
Schedule 4.4, and there are not, nor have there been in the twelve (12) month period prior to the date hereof, any material disputes between Seller and any other contracting party, other than billing, service and similar disputes with customers as may occur in the ordinary course of business which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the Acquired Business or the Transferred Assets.

     4.6. Claims. Seller has not received notice of any, and to Seller's knowledge there are no, claims, actions, suits, proceedings, or investigations pending or threatened against or affecting Seller relating to the Acquired Business or any of the Transferred Assets, at law or in equity, before or by any court, municipality or other body except those which, if adversely determined, could not reasonably be expected individually or in the aggregate have a material adverse effect on the Transferred Assets or the Acquired Business. Seller has not been and Seller is not now subject to any court order, stipulation, or consent of or with any court or body which relates to the Transferred Assets or the Acquired Business, except for subpoenas and court orders for information relating to customer information and for certain ICANN disputes received in the ordinary course of business. Seller has not received notice of any, and to Seller's knowledge there is no, inquiry, action or proceeding that has been instituted, threatened or asserted against Seller to restrain or prohibit the carrying out of the transactions contemplated by this Agreement or to challenge the validity of such transactions or any part thereof or seeking damages on account thereof. To the knowledge of Seller, there is no basis for any such valid claim or action.

     4.7. Intellectual Property. Exhibit A contains a complete list of the trade names and domain names used in connection with the Acquired Business, other than "Interliant," "Sage," and domain names relating to those trade names.

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     4.8.  Brokers or Finders. Except for amounts owed to CIBC World Markets,
Seller has not incurred, nor will incur, directly or indirectly, any liability, for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby. Seller shall indemnify and hold Interland harmless with respect to any claim by CIBC World Markets and any other broker, agent, or finder claiming to have acted on behalf of Seller, respecting the subject matter hereof.

     4.9. General. No representation or warranty made herein or in any agreement, schedule, exhibit or document delivered pursuant to this Agreement contains any material misstatement of any fact or omits to state anything necessary to make any material statement made herein or therein not misleading. There is no fact within the knowledge of Seller (other than publicly known facts relating exclusively to political or economic matters of general applicability) that (a) may have a material adverse effect on the Acquired Business or the Transferred Assets or the ability of Seller to comply with or perform any covenant or obligation under this Agreement or (b) may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated hereby.

5. Representations and Warranties of Interland. Interland represents and warrants to Seller that as of the Effective Date:

     5.1. Due Organization. Interland is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has full corporate power and authority to carry on its business as now conducted.

     5.2. Due Authorization. Interland has full power and authority to execute, deliver and perform this Agreement and to carry out the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Interland and constitutes the valid and binding obligations of Interland, enforceable in accordance with its terms, except to the extent that enforceability may be limited by the Equitable Exceptions.

     5.3. General. There is no fact within the knowledge of Interland (other than publicly known facts relating exclusively to political or economic matters of general applicability) that (a) may have a material adverse effect on the ability of Interland to comply with or perform any covenant or obligation under this Agreement or (b) may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated hereby.

     5.4. Experience. Interland has sufficient experience in the Business as well as technical skills, financing and personnel necessary to service the Accounts in accordance with the terms of the Account Agreements existing as of the Effective Date.

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6.   Transfer of Accounts. Each of Interland and Seller agrees to use its commercially reasonable efforts to implement the transfer of Accounts from Seller's systems to Interland's systems in accordance with the transition plan set forth in the Services Agreement ("Services Agreement"), substantially in the form attached as Exhibit C to this Agreement, to be entered into by the Parties concurrently with the execution of this Agreement.

7.   Covenants.

     7.1. Operation of the Acquired Business During the Transition Period. Interland shall have full legal and beneficial title to the Accounts from and after the Effective Date. Seller agrees to service the Accounts on behalf of Interland during the Transition Period, and Interland agrees to reimburse Seller for the costs of such services, in each case as set forth in the Services Agreement.

     7.2. Operation of the Acquired Business Following the Transition Period. Interland agrees that, for a period of 15 months after the Effective Date, it shall conduct the Acquired Business in accordance with customary industry standards, that it shall provide service to each of the Account Owners on a basis which is comparable to that which it provides to its current customers with Accounts substantially similar to the Accounts of such Account Owner and that it shall use commercially reasonable efforts to preserve intact its relationship with the Account Owners. Without limiting the generality of the foregoing, during such period Interland shall (a) service the Accounts from and after the Transition Period in material compliance with the service level agreements and other terms and conditions applicable to the Account Agreements from time to time, (b) maintain the Accounts on terms reasonably similar to the Account Agreement terms as in effect on the Effective Date and that it will not increase the fees charged or reduce the level of service provided thereunder,
(c) take commercially reasonable steps to retain the Accounts at their current level of monthly revenue, (d) not sell, assign or otherwise transfer any of the Accounts and (e) take such steps as Interland generally takes with respect to its other comparable accounts (which are generally in accordance with industry standards) to prevent a dilution in the value or number of Accounts. Notwithstanding anything in this Agreement to the contrary, Interland shall be entitled to take such actions with respect to the Accounts that are not paid when due or where the Account Owners are otherwise in breach of their Account Agreements, including suspension or termination of service, as Interland generally takes with respect to its other comparable accounts. In addition, notwithstanding anything in this Section 7.2 to the contrary, the Parties agree that Interland's obligations under this Section 7.2 shall apply only to Accounts that are not Qualified Accounts or, provided that there has been no prior breach of Section 5.4 or, only with respect to such Account, Section 7.2 of this Agreement, Churned Accounts.

     7.3. Notice of Developments. During the Transition Period, each Party will give prompt written notice to the other Party of any material development affecting the Transferred Assets, liabilities, business, financial condition, operations, contracts (including, without limitation, the Account Owner contracts), or results of operations of the Acquired Business.

     7.4. Access. At all times during the Transition Period, each of Seller and Interland will provide representatives of the other Party with reasonable access on advance notice and on a reasonable basis during regular business hours to the personnel, officers, agents, employees,

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assets (including, without limitation, the Transferred Assets and any equipment used in the operation of the Acquired Business), properties, titles, contracts (including, without limitation, Account Owner contracts), books, records, files and documents of or pertaining to the Acquired Business, but only to the extent such are reasonably necessary in order for such Party to perform its obligations and maintain its rights under this Agreement.

     7.5. Trademark and Domain Name Assignment. Seller shall execute and deliver such documents as are reasonably requested by Interland to convey, grant, assign, transfer and deliver to Interland and its successors and assigns, free and clear of any and all liens, claims, charges and encumbrances, all of Seller's right, title and interest in and to the trademarks and domain names described in Exhibit A hereto.

     7.6. OEM Account Removal. Interland shall provide Seller, on reasonable advance notice and during normal business hours, with sufficient access to the ICOM platform to enable Seller to remove all accounts therefrom related to the Terra Lycos, Eureka and Everest OEM private label hosting accounts, which are not part of the Transferred Assets, which access shall not disrupt Interland's conduct of the Acquired Business.

     7.7. Consents. Seller shall use commercially reasonable efforts to obtain and deliver on or as soon as practicable following the Closing any and all material consents necessary for the performance of this Agreement.

     7.8. Post-Transition Conduct. For a period of two years commencing on the Effective Date, (i) Seller will refer all inquiries by Account Owners relating to the Acquired Business to Interland, or its Affiliates, at the direction of Interland, and (ii) Seller will not take any intentional action that primarily is designed or intended to have the effect of discouraging any Account Owner or Reseller from maintaining the same business relations with Interland (or to another Person at the direction of Interland) after the date hereof as it maintained with respect to the Business prior to the date hereof.

     7.9.  Seller Non-Compete. Except as provided in the last paragraph of this
Section 7.9, Seller agrees that, for a period of two (2) years after the Closing (except for purposes of clause (d), which shall be in effect for a period of one
(1) year after the Closing), it will not, without the prior written consent of Interland, either individually, or in partnership or jointly or in conjunction with any Person as principal, agent, or shareholder or in any other manner whatsoever:

           (a) engage in the business of providing retail shared website hosting services or Unmanaged Dedicated Website Hosting services, or invest in, serve as a consultant with respect to retail shared website hosting service to, or accept compensation related to retail shared website hosting services or Unmanaged Dedicated Website Hosting services from any Person engaged in a business which directly competes with the Acquired Business, in the United States of America (the "Territory"); provided that this Section 7.9(a) shall not have any effect if any Person who subsequently acquires all or substantially all the assets or capital stock of Seller or merges with Seller in a transaction in which the shareholders of such Person immediately prior to such transaction own more than half of the outstanding capital stock of the surviving entity immediately following such transaction;

           (b) use or permit the use of the name "Interliant" or "Sage" in connection with mass marketing retail shared website hosting services or Unmanaged Dedicated Website Hosting services , or use for marketing purposes, permit the use for marketing purposes, or provide to any person (including a current or future affiliate of Seller), the name, address or other contact information for any Account;

           (c) contact or solicit any Account Owners or Resellers for the purpose of diverting any existing or future business of such Account Owners or Resellers to a competing source of the Acquired Business, provided that this
Section 7.9(c) shall not have any effect if any Person who subsequently acquires all or substantially all the assets or capital stock of Seller or merges with Seller in a transaction in which the shareholders of such Person immediately prior to such transaction own more than half of the outstanding capital stock of the surviving entity immediately following such transaction;

           (d) contact or solicit any employees of, or vendors to, the Acquired Business on the Effective Date (directly or indirectly) for the purpose of causing, inviting or encouraging any such employee or vendor to alter or terminate his, her or its employment or business relationship with Interland, other than, with respect to employees, general employment solicitations placed in newspapers or other media of general circulation or contacts initiated by an employee or by Seller following such employee's termination by Interland; or

           (e) willfully make any public statement or perform or do any other act prejudicial or injurious to the reputation or goodwill of the Acquired Business or otherwise interfere with the Acquired Business.

     Notwithstanding the foregoing, nothing in this Agreement shall restrict Seller from operating, marketing, investing in, or expanding its OEM, private label, reseller or referral website hosting business.

     7.10. Interland Non-Solicitation. Interland agrees that, for a period of two (2) years after the Closing (except for purposes of clause (a), which shall be in effect for a period of one (1) year after the Closing), it will not, without the prior written consent of Seller, either individually, or in partnership or jointly or in conjunction with any Person as principal, agent, or shareholder or in any other manner whatsoever:

           (a) contact or solicit any employees of Seller on the Effective Date (directly or indirectly) for the purpose of causing, inviting or encouraging any such employee to alter or terminate his or her employment relationship with Seller, other than general employment solicitations placed in newspapers or other media of general circulation or contacts initiated by an employee or by Interland following such employee's termination by Seller; or

           (b) willfully make any public statement or perform or do any other act prejudicial or injurious to the reputation or goodwill of the Seller or its business or otherwise interfere with the Seller and its business.

     7.11. Press Release. Unless otherwise required by law, including without limitation, the Securities Exchange Act of 1934, no Party shall issue a press release or similar public announcement of any kind regarding this Agreement without the prior written approval of the other Party. In addition, the Parties agree that to the extent Seller is required to file a Form 8-K or similar form, under the Securities Exchange Act of 1934, Seller will provide Interland a copy thereof prior to filing and will, to the extent it will not cause a delay in the filing of any such Form 8-K, seek confidential treatment on the Purchase Price formula and such other portions of this Agreement as the Parties mutually agree upon.

     7.12. Audit Rights. Interland agrees that it will provide to Seller, as promptly as practicable, any additional information reasonably requested by Seller with respect to the Accounts to enable Seller to ensure an accurate accounting of all Accounts that convert to Qualified Accounts. In addition, Seller shall have the right, on not less than three (3) business days' written notice and during normal business hours, to cause a mutually-acceptable independent nationally recognized accounting firm to audit Interland's records with respect to the Accounts to ensure an accurate accounting of all Accounts that convert to Qualified Accounts. The cost of such audit will be Seller's responsibility unless the actual Qualified Account Fees owed to Seller exceed 105% of Interland's determination of the Qualified Account Fees, in which case Interland shall pay for the cost of such audit. If such audit is conducted by a nationally recognized independent firm, the findings thereof shall be conclusive, final and binding and each of the Parties shall make appropriate payment in accordance with such findings.

     7.13. Confidentiality. Except as otherwise provided in this Agreement or as required by law, Seller and Interland each agree that all information communicated to one by the other or the other's affiliates, whether before or after the Effective Date, will be received in strict confidence, will be used only for purposes of this Agreement and will not be disclosed by the recipient Party, its agents, subcontractors or employees without the prior written consent of the other Party. Each Party agrees to take all reasonable precautions to prevent the disclosure to outside parties of such information, including, without limitation, the terms of this Agreement, except as required by legal, accounting or regulatory requirements. The provisions of this Section shall survive the expiration or termination of this Agreement for any reason.

     7.14. Dispute Resolution. In the event of any dispute relating to the determination of the Purchase Price or which Accounts shall constitute Qualified Accounts that the Seller and Interland cannot resolve within twenty (20) days after a Party's written objection, Seller and Interland, shall, within the ten
(10) days following expiration of such twenty (20)-day period, agree upon and appoint an independent public accounting firm of national reputation located in New York, New York, to resolve the dispute. Such firm shall report its determination in writing to Interland and Seller, and such determination shall be conclusive and binding on all Parties and not subject to further dispute or review and each of the Parties shall make appropriate payment in accordance with such resolution. The non-prevailing Party in any such determination shall pay the fees and expenses of the accounting firm in full. In any case where both Parties prevail in part, the accounting firm shall include in its report a determination as to the relative success of each Party in the dispute and that fees and expenses of the accounting firm shall be borne by the Parties accordingly.

     7.15. Collection of Accounts Receivable. Interland acknowledges that all accounts receivable of the Business and the Acquired Business arising prior to the Closing Date shall remain the property of the Seller ("Seller Accounts Receivable") and Interland shall not acquire any rights therein. Any amounts collected by either Seller or Interland from an Account Owner with an outstanding Seller Account Receivable balance shall be applied against the oldest outstanding balance until all such balances have been reduced to zero and all amounts so collected will be forwarded to the appropriate party within two (2) business days after the 15th and the last day of each month.

     7.16. Verio Agreement. The Parties hereto acknowledge and agree that Seller shall retain the accounts set forth on Exhibit E (the "Verio Accounts") which are governed by the Verio Agreement, as well as the revenue and costs associated with the Verio Accounts. In the event that following the transition of the ICOM and related websites during the Transition Period Interland desires to acquire the Verio Accounts, then the Verio Accounts shall thereafter be deemed Accounts for all purposes hereunder and under the Services Agreement, including the calculation of the Account Purchase Price. Interland shall give Seller written notice no less than 15 days prior to the expiration of the Transition Period as to whether or not it intends to acquire the Verio Accounts. If Interland determines that it does not desire to acquire the Verio Accounts then Seller shall be free to continue to service the Verio Accounts and, provided it does not seek to expand materially the number of Verio Accounts, such actions shall excluded from the limitations of Section 7.10. In addition, to the extent available to Seller, Seller agrees that it shall use commercially reasonable efforts to provide Interland with access to the servers on which the Verio Accounts are maintained.

     7.17. Force Majeur. In the event of any force majeur which materially impairs Interland's ability to service the Accounts, Interland agrees that it will promptly pay to Seller all amounts remaining under Interland's then projected Purchase Price. For purposes hereof, the projected Account Purchase Price shall be determined using the remaining Accounts which have not yet become Qualified Accounts, reduced by a number of projected churned Accounts. The projected churned Accounts shall be determined using the monthly churn rate for the Accounts in the month immediately prior to such event or, if prior to the fourth month following the Effective Date, then using the monthly churn rate for the Seller's fiscal quarter immediately prior to the Effective Date.

8.   Survival; Indemnification

     8.1. Survival of Representations and Warranties. The representations and warranties contained in this Agreement or in any document delivered pursuant to or in connection with the Closing shall survive the Closing for a period of 18 months thereafter (the "Survival Date").

     8.2.  Indemnification by Seller.

           (a) Notwithstanding any investigation by Interland, from and after the Closing, Seller shall indemnify, hold harmless and, to the extent provided in Section 8.5(a), defend Interland, its subsidiaries, shareholders, affiliates, officers, directors, employees, agents, successors and assigns (collectively, the "Interland's Indemnified Persons") from and against, and reimburse each of the Interland's Indemnified Persons with respect to, any and all losses, damages, liabilities, costs and expenses, including interest from the date of such loss to the time of payment, penalties, and reasonable attorneys' fees and costs, including without limitation fees and costs incurred in discovery, at trial, and in any post-trial or appellate proceeding

(collectively, "Damages"), whether or not arising out of third-party claims and whether arising in contract, tort or otherwise, incurred by any of the Interland's Indemnified Persons by reason of or arising out of or in connection with:

                  (i) any breach or inaccuracy of any representation or warranty of Seller made in this Agreement;

                  (ii) any failure by Seller to perform any covenant required to be performed by it pursuant to this Agreement or the Services Agreement, which failure has not been cured within 30 days of Seller's receipt of a notice of such failure from Interland, or if such failure cannot be cured within 30 days, Seller begins to cure such failure and diligently continues such efforts until cured; or

                  (iii) any liability or obligation other than an Assumed Liability, known or unknown, of Seller arising out of or in connection with the ownership, use, condition, maintenance or operation of the Business or the Transferred Assets on or prior to the Closing, whether or not such liability or obligation is identified on a schedule hereto or otherwise constitutes or gives rise to a breach of this Agreement.

           (b) This indemnification extends to any Damages suffered by any of the Interland's Indemnified Persons, whether or not a claim is made against any of the Interland's Indemnified Persons by any third party.

     8.3.  Indemnification by Interland.

           (a) Notwithstanding any investigation by Seller, from and after the Closing, Interland shall indemnify, hold harmless and, to the extent provided in Section 8.5(a), defend Seller, its subsidiaries, shareholders, affiliates, officers, directors, employees, agents, successors and assigns (collectively, "Seller's Indemnified Persons") from and against, and reimburse each of Seller's Indemnified Persons with respect to, any and all Damages, whether or not arising out of third-party claims and whether arising in contract, tort or otherwise, incurred by any of Seller's Indemnified Persons by reason of or arising out of or in connection with:

                  (i) any breach or inaccuracy of any representation or warranty of Interland made in this Agreement;

                  (ii) any failure by Interland to perform any covenant required to be performed by it pursuant to this Agreement or the Services Agreement, which failure has not been cured within 30 days of Interland's receipt of a notice of such failure from Seller, or if such failure cannot be cured with 30 days, Interland begins to cure such failure and diligently continues such efforts until cured, provided, however, that in no event shall Interland have the right to cure any default under Section 7.2;

                  (iii)  the Assumed Liabilities;

                  (iv) the operation of the Acquired Business or ownership of the Transferred Assets from and after the Closing, including, without limitation, any action taken by

Seller under the terms of the Services Agreement, to the extent such actions were not negligent ot otherwise in breach of the Services Agreement; or

                  (v)    the payment of the Purchase Price.

           (b) This indemnification extends to any Damages suffered by any of Seller's Indemnified Persons, whether or not a claim is made against any of Seller's Indemnified Persons by any third party.

     8.4. Limits on Indemnification. Notwithstanding the foregoing, the liability of Seller, on the one hand, or Interland on the other hand, under Sections 8.2 and 8.3 shall be subject to the following limitations:

           (a)    Seller's Liability. The liability of Seller pursuant to
Section 8.2 is limited as follows:

                  (i) No such claim for indemnity will be effective unless Interland provides Seller written notice prior to the Survival Date of the claim, which notice shall including a statement of the basis of the claim for indemnification, including a summary of the facts or circumstances that form the basis for the claim and a good faith estimate of the amount of Damages to the extent past Damages are known or future Damages are reasonably estimable; and

                  (ii) The maximum aggregate liability of Seller with respect to such claims is an amount equal to fifty percent (50%) of the Purchase Price actually received by Seller, other than liability for claims made with respect to the representations and warranties contained in Section 4.3, with respect to which the maximum aggregate liability of Seller is an amount equal to the Purchase Price; and

                  (iii) Seller shall not have any indemnification obligation with respect to the first Fifty Thousand Dollars ($50,000) of Damages of Interland's Indemnified Persons as a group unless Damages of the Interland's Indemnified Persons as a group equal or exceed such amount, in which case Seller's obligations under Section 8.2 shall include the entire amount of Damages; provided, however, that any Damages subject to Seller's indemnification obligation under Section 8.2(a)(iii) shall not be subject to the foregoing $50,000 basket.

           (b)    Interland's Liability. The liability of Interland pursuant to
Section 8.3 is limited as follows:

                  (i) No such claim for indemnity will be effective unless Seller provides Interland written notice prior to the Survival Date of the claim, which notice shall including a statement of the basis of the claim for indemnification, including a summary of the facts or circumstances that form the basis for the claim and a good faith estimate of the amount of Damages to the extent past Damages are known or future Damages are reasonably estimable; and

                  (ii) The maximum aggregate liability of Interland with respect to such claims is an amount equal to fifty percent (50%) of the Purchase Price actually received by

Seller; provided however, that in the event of a breach of Sections 5.4 or 7.2 or Section 8.3(a)(v) by Interland, the maximum limit on Interland's liability shall be an amount equal to (A) the Equipment Purchase Price plus (B) the aggregate monthly revenue for each Account, other than an Account that at the time of the breach was a Churned Account, in the calendar month immediately preceding the Effective Date multiplied by [ ] CONFIDENTIAL TREATMENT REQUESTED, plus (C) any and all interest from the date of such breach to the time of payment, penalties, and reasonable attorneys' fees and costs, including without limitation fees and costs incurred in discovery, at trial, and in any post-trial or appellate proceeding, minus (D) all payments previously made by Interland to Seller with respect to the Purchase Price; and

                  (iii) Interland shall not have any indemnification obligation with respect to the first Fifty Thousand Dollars ($50,000) of Damages of Seller's Indemnified Persons as a group unless Damages of the Seller's Indemnified Persons as a group equal or exceed such amount, in which case Interland's obligations under Section 8.3 shall include the entire amount of Damages; provided, however, that any Damages subject to Interland's indemnification obligation under Section 5.4, Section 7.2 or Section 8.3(a)(iii), (iv) or (v) shall not be subject to the foregoing $50,000 basket.

     8.5.  Procedure for Indemnification.

           (a)    Notice. The party entitled to be indemnified under this
Section 8 (the "Indemnified Party") shall promptly give notice to the indemnifying party after obtaining actual knowledge of any claim as to which recovery may be sought hereunder. If such indemnity arises from a third-party claim, the Indemnified Party shall permit the indemnifying party to assume the defense of that claim and any litigation resulting therefrom. Notwithstanding the foregoing, the right to indemnification hereunder shall not be affected by the Indemnified Party's failure to give or delay in giving such notice unless, and then only to the extent that, the indemnifying party's rights and remedies shall have been prejudiced by such failure or delay. If the indemnifying party elects to assume the defense of any such claim, the Indemnified Party shall have no further indemnification right hereunder with respect to claims consisting of its legal fees and expenses, so long as the indemnifying party is continuing to defend such claim in good faith. With respect to any third-party claim, upon written request by the indemnifying party, the Indemnified Party shall make available to the indemnifying party all relevant information in the Indemnified Party's possession that may be material to that claim. If the indemnifying party shall not undertake the defense of that claim, as provided herein, then the Indemnified Party's obligation to furnish such information shall cease.

           (b) Defense of Claims. If the indemnifying party assumes the defense of a third-party claim or litigation resulting therefrom, the indemnifying party's obligations hereunder shall include taking all steps reasonably necessary in the defense or settlement of such claim or litigation and holding the Indemnified Party harmless from and against any and all damages caused by or arising out of any settlement approved by the indemnifying party or any judgment in connection with such claim or litigation. The indemnifying party shall not, in the defense of such claim or any litigation resulting therefrom, consent to entry of any judgment (other than a judgment of dismissal on the merits without costs) except with the Indemnified Party's written consent or enter into any settlement (except with the Indemnified Party's written consent) which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the

Indemnified Party of a release from all liability in respect of such claim or litigation. If the Indemnified Party rejects a settlement or compromise proposed by the indemnifying party, where the claim or cause of action can be resolved solely by the payment of monetary damages, the indemnifying party shall have no further obligation to defend the claim and the indemnifying party's indemnification liability with respect to such claim shall be no more than the highest bona fide offer by the indemnifying party to settle or compromise any claim where the claimant states in writing that such offer of settlement or compromise is unconditionally acceptable to it, but the settlement or compromise is prevented from occurring by any action or withholding of consent or approval by the Indemnified Party.

           (c) Failure to Defend. If the indemnifying party shall not assume the defense of any third-party claim or litigation resulting therefrom after receipt of notice from the Indemnified Party, the Indemnified Party may defend against such claim or litigation in such manner as it deems appropriate, provided, however, that the Indemnified Party may not settle such claim or litigation without the prior written consent of the indemnifying party. In the event the indemnifying party does not consent to any such settlement, it shall thereafter be required to assume the defense of such claim under Section 8.5(b) above.

           (d) Reimbursement. The indemnifying party shall promptly reimburse the Indemnified Party for the amount of any judgment rendered with respect to any third-party claim in such litigation and for all damage incurred by the Indemnified Party in connection with the defense of such claim or litigation, whether or not resulting from, arising out of or incurred with respect to, the act of a third party.

     8.6. Right of Offset. In the event that prior to the date of payment of all of the Purchase Price, Interland seeks indemnification from Seller under
Section 8 hereof, as permitted by the terms of Section 8.2, then Interland, in lieu of receiving a cash payment from Seller in satisfaction of Seller's demonstrated indemnification obligations under Section 8 hereof, may in good faith elect to offset against the unpaid Purchase Price the amount of any claim or loss. Notwithstanding such right of set-off, Seller may seek a judicial determination with respect to the validity of any such offset and it shall be Interland that bears the burden of proof with respect to the validity thereof.

     8.7. Rights Exclusive. Except (a) in the case of fraud or intentional misrepresentation or misconduct, or (b) with respect to an action for injunctive relief, an indemnified party's rights to indemnification under this Section 8 are exclusive of any other rights to which the indemnified party may be entitled at law or in equity.

9.   General.

     9.1. Amendment. This Agreement may be amended or modified and the terms, covenants or conditions hereof may be waived only by written agreement signed by Interland and Seller or, in the case of a waiver, by the party waiving compliance.

     9.2. Succession. This Agreement shall be binding upon and shall inure to the benefit of the parties, and their respective successors and permitted assigns.

     9.3. Waiver. No delay or omission on the part of any party in exercising any right hereunder shall operate as a waiver of any such right or any other right. A waiver by any party of a breach of a provision of this Agreement must be in writing and a waiver in one instance shall not constitute a waiver of or prejudice the party's right otherwise in any other instance.

     9.4. Severability. If any provisions of this Agreement are found to be unenforceable, the remaining provisions shall nevertheless be enforceable and shall be construed as if the unenforceable provisions were deleted.

     9.5. Attorneys' Fees. If any legal action or other proceeding is brought for the enforcement of this Agreement, the prevailing party or parties shall be entitled to recover reasonable attorneys' fees or other costs incurred in connection with such action or proceeding and in any petition for appeal or appeal therefrom, in addition to any other relief to which it or they may be entitled.

     9.6. Notices. All notices required or permitted to be given under this Agreement shall be in writing. Notices may be served by certified or registered mail, postage paid with return receipt requested; by private courier, prepaid; by telex, facsimile, or other telecommunication device capable of transmitting or creating a written record; or personally. Mailed notices shall be deemed delivered five days after mailing, properly addressed and return receipt requested. Couriered notices shall be deemed delivered when delivered as addressed, or if the addressee refuses delivery, when delivery is refused. Telex or telecommunicated notices shall be deemed delivered when receipt is either confirmed by confirming transmission equipment or acknowledged by the addressee or its office. Personal delivery shall be effective when accomplished. Unless a party changes its address by giving notice to the other party as provided herein, notices shall be delivered to the parties at the following addresses:

          If to Seller:           Interliant, Inc.
                                  2 Manhattanville Road
                                  Purchase, NY 10577
                                  Attn: General Counsel
                                  Telecopier No.: (914) 694-1346

          With a copy to:         Paul A Gajer, Esq.
                                  RubinBaum LLP
                                  30 Rockefeller Plaza
                                  New York, NY 10112
                                  Telecopier No.: (212) 698-7825

          If to Interland:        Interland, Inc.
                                  David Buckel, Chief Financial Officer
                                  303 Peachtree Center Avenue, Suite 500
                                  Atlanta, Georgia 30303
                                  Telecopier No.: (404) 260-2700

          With a copy to:         Bradlee Frazer
                                  Interland Legal Department

                                  1450 Eagle Flight Way
                                  Boise, Idaho 83709
                                  Telecopier No.: (208) 493-2289

     9.7. Governing Law. The parties intend that this contract shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and wholly performed within New York by persons domiciled in New York, without regard to choice of law rules.

     9.8. Construction. All references herein to this "Agreement" include all schedules hereto, which are incorporated herein by reference.

     9.9. Legal Drafting and Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

     9.10. Counterpart and Facsimile Signatures. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts shall be deemed a single original of this Agreement. A facsimile transmission by one party to another party of an executed signature page of this Agreement shall be deemed to be equivalent to delivery of an original signature page, and the transmitting party shall forward the original signature page upon request of the receiving party.

     9.11. Entire Agreement. This Agreement and the agreements referred to herein contain the entire understanding of, and supersedes all prior or contemporaneous agreements among, the parties with respect to the subject matter hereof.

     9.12. Captions. The section headings of this Agreement are inserted for convenience only, and shall not constitute a part of this Agreement in construing or interpreting any provision hereof.

     9.13. Expenses of Transactions. Except as otherwise provided for herein, Seller and Interland shall each pay all costs and expenses incurred by them, respectively, in connection with the transactions contemplated by this Agreement, including without limitation the fees and expenses of their respective attorneys and appraisers.

                            [Signature page follows]

     Each of the Parties has executed this Agreement as of the Effective Date.


INTERLAND, INC.,                       INTERLIANT, INC.,
a Delaware corporation                 a Delaware corporation


By: /s/ STEVEN ARNOLD                  By: /s/ FRANCIS J. ALFANO
    ------------------                     ---------------------
Name: Steven Arnold                    Name: Francis J. Alfano
Title: VP General Counsel              Title: Chief Financial Officer

                         LIST OF EXHIBITS AND SCHEDULES
                         ------------------------------

EXHIBITS*
---------

Exhibit A          Transferred Assets

Exhibit B          Seller Wire Transfer Instructions

Exhibit C          Transition Agreement

Exhibit D          Assumed Liabilities

SCHEDULES*
----------

Schedule 4.3       Title Exceptions

Schedule 4.4       Account Information

Schedule 4.5(a)    Forms of Account Agreements

Schedule 4.5(b)    Validity of Account Agreements

Schedule 4.6(a)    List of Resellers

Schedule 4.6(b)    Forms of Resellers Agreements

---------------

* Interliant, Inc. will provide the Securities and Exchange Commission with the exhibits and schedules listed above upon request.

                                       22